UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
( ) Form 3 Holdings Reported Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Robert E. Hormann
   1208 Fairway Circle
   Blue Springs, MO  64014

2. Issuer Name and Ticker or Trading Symbol
   Agri-Nutrition Group
   (AGNU)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year October 31, 1997
5. If Amendment, Date of Original (Month/Year)
   December 15, 1997
6. Relationship of Reporting Person(s) to Issuer (Check all applicable) (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line) (x) Form filed by One Reporting Person ( ) Form filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |3/6/97|A   |4,978             |A  |--         |128,684            |D (2) |                           |
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Common Stock                 |      |    |                  |   |           | 55,182            |I     |  Held by spouse           |
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                             |      |    |                  |   |           |                   |      |                           |
                             |      |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |                   |      |                           |
                             |      |    |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Stock Option            |$1.375  |3/6/97  A |  1,000    |A  |(1)  3/6/07 Common Stock|1,000  |         6,000      |D  |            |
                        |        |     |    |           |   |           |            |       |       |            |   |            |
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                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Options to purchase 334, 333 and 333 shares become exercisable on the day before the 1998, 1999 and 2000 annual shareholders meetings, respectively (2) Amendment is being made to reflect a revision in the number of shares directly held by the Reporting Person.

SIGNATURE OF REPORTING PERSON




Robert J. Elfanbaum u/p/a for Robert E. Hormann

DATE
7/23/98